Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ANZU SPECIAL ACQUISITION CORP I

a Delaware corporation

Anzu Special Acquisition Corp I., a Delaware corporation (the “Company”), hereby certifies that:

1.	The Company was incorporated under the name “Anzu Special Acquisition Corp I” The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 28, 2020.

2.	The Certificate of Incorporation of the Company was amended and restated by an Amended and Restated Certificate of Incorporation filed March 3, 2021.

3.	The Second Amended and Restated Certificate of Incorporation of the Company attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Company as heretofore amended and restated, has been duly adopted by the Company’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.	This Amended and Restated Certificate of Incorporation of the Company shall be effective when filed.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on September 29, 2023 and the foregoing facts stated herein are true and correct.

Anzu Special Acquisition Corp I

By:	/s/ Dr. Whitney Haring-Smith
Name:	Dr. Whitney Haring-Smith
Title:	Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ANZU SPECIAL ACQUISITION CORP I

a Delaware corporation

ARTICLE I

The name of the corporation is Envoy Medical, Inc. (the “Company”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 800 North State Street Suite 304, in the City of Dover, County of Kent, State of Delaware, 19901, and the name of the Corporation’s registered agent at such address is United Corporate Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. This Company is authorized to issue two classes of stock, to be designated, respectively, Class A Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 500,000,000 shares, of which 400,000,000 shares are Class A Common Stock, $0.0001 par value per share, and 100,000,000 shares are Preferred Stock, $0.0001 par value per share.

Immediately upon the effectiveness of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without any further action of the Corporation or any stockholder of the Corporation, each share of the series of common stock of the Corporation designated “Class A Common Stock”, par value $0.0001 per share (“Former Class A Common Stock”) and each share of the series of common stock of the Corporation designated as “Class B Common Stock”, par value $0.0001 per share (“Former Class B Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically reclassified and converted into one (1) share of the class of Class A Common Stock. Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Former Class A Common Stock or Former Class B Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of shares of Class A Common Stock into which the shares formerly represented by such certificate or book-entry position have been automatically reclassified and converted pursuant to this Article IV.

Section 2. Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Company (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Second Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Second Amended and Restated Certificate of Incorporation, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Second Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of this Second Amended and Restated Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors or the incorporator of the Company. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. From and after the effectiveness of this Second Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Section 1. Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

Section 2. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Bylaws of the Company or this Second Amended and Restated Certificate of Incorporation (as either may be amended from time to time), and (d) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this ARTICLE X. This provision shall be enforceable by any party to a complaint covered by the provisions of this ARTICLE X. For the avoidance of doubt, nothing contained in this ARTICLE X shall apply to any action brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any successor thereto.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Second Amended and Restated Certificate of Incorporation.

*      *      *      *      *